Exhibit 99.1
EX-99.1

Exhibit 99.1

[LOGO]	Avnet, Inc.

2211 South 47 Street

Phoenix, AZ 85034

PRESS RELEASE

June 20, 2001

Avnet Discusses Kent Acquisition and Outlook for Quarter

     Phoenix, Arizona —Avnet, Inc. (NYSE:AVT) is holding a conference call today during which Roy Vallee, Avnet’s Chairman and CEO, will discuss Avnet’s recently completed acquisition of Kent Electronics from both a strategic business and accounting perspective, and the outlook for the current quarter’s results including the impact of one-time charges related to the acquisition and integration of Kent, Veba’s European operations and Sunrise as well as special charges associated with actions taken in response to current business conditions.

     Mr. Vallee will report on the significant benefits related to the acquisition of Kent and how the transaction was a key part of Avnet’s strategic plan to accelerate its earnings growth rate through increased specialization and product focus on a global basis. He will indicate that as a result of the combination of the Kent acquisition and other organizational changes being made at the Company’s Electronics Marketing operations both in the Americas and in Europe, it is expected that, beginning July 1, 2001, substantially all of Avnet’s annualized revenues will be derived from specialized product and service divisions. He will discuss that the acquisition also significantly strengthens Avnet’s financial position by providing historically strong earnings and operating cash flow coupled with a strong balance sheet, and that the transaction is expected to be accretive to Avnet’s earnings per share within a couple of quarters once the two businesses are fully integrated and substantial synergy benefits are generated.

     Mr. Vallee will comment on Avnet’s use of the “pooling-of-interest” method of accounting for the acquisition of Kent, under which items that normally would have been reflected as goodwill if the “purchase” method of accounting had been used must be reported in Avnet’s income statement. He will state that Avnet expects that most of these items will be expensed in Avnet’s results for the fourth quarter ended June 29, 2001. Mr. Vallee will also state that, in addition, Avnet expects to record other special charges in the current quarter’s financial statements, including costs related to actions taken in response to current business conditions and other restructuring activity in North America, Europe and Asia.

     Mr. Vallee will state that the “deal” costs to complete the acquisition of Kent, which would have been included as goodwill under the “purchase” method of accounting, are approximately $85 million most of which will require the use of cash. The other additional special items include costs associated with the restructuring of Avnet’s business as a result of the integrations of the Kent, EBV and Sunrise acquisitions, as well as important actions taken in response to current business conditions. Mr. Vallee will indicate that Avnet currently estimates these other special charges will be approximately $190 million pre-tax of which approximately $50 million will require an outflow of cash and the balance will represent a non-cash write-down.

     In summary, Mr. Vallee will discuss a total pre-tax charge anticipated to be recorded in the fourth quarter amounting to approximately $275 million ($200 million after-tax), of which a substantial amount would have been recorded to goodwill had the acquisition of Kent been recorded using the “purchase” method of accounting.

     In his comments on current business conditions, Mr. Vallee will discuss the industry-wide downturn, the sluggish worldwide economic environment, and the substantial drop-off in sales experienced by Avnet during the current quarter. He will note that Avnet’s sales for the current quarter, as compared with the preceding 3rd fiscal quarter, are expected to be down in the range of 25 —30%, and that diluted earnings per share before special charges for the current quarter are expected to be in the range of break even to a few cents positive.

     Mr. Vallee will conclude his prepared remarks by commenting on the future. He will indicate that while there seems to be stability in Avnet’s computer businesses and incoming component orders appear to be picking up, it is too early to anticipate a turn in the environment, particularly since the seasonally-slow summer quarter is upcoming. He will discuss Avnet’s continuing program to control and reduce expense and working capital. Finally, he will comment on the longer-term—beyond the next quarter or two—and Avnet’s positive prospects to outperform its peers and to accelerate profitable growth.

     A replay of the teleconference will be available until Friday, June 29, 2001 by dialing 719-457-0820 and using the confirmation number is 739643.

Forward-Looking Statements

     This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

     The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure to obtain and retain expected synergies from newly acquired businesses; and other economic, business, competitive and/or regulatory factors affecting the businesses of Avnet generally.

     More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Reports on Form 10-K for fiscal 2000 and the most recent quarterly report on Form 10-Q. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

     Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with annual sales exceeding $13 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, computer products, enterprise network integration equipment, enterprise solutions and embedded systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at .